Exhibit 10.1

October 10, 2022

Gary W. Ferrera

Via email

Dear Gary:

Reference is made to that certain Offer Letter, dated August 3, 2021 (the “Offer Letter”), by and between you and Skillsoft Corp. (the “Company”). Capitalized terms used in this letter agreement and not otherwise defined shall have the meanings set forth in the Offer Letter.

On October 10, 2022, you notified the Company of your intent to resign as Chief Financial Officer, effective October 28, 2022 (the “Effective Date”). Such resignation is without Good Reason under the Offer Letter, and for the sake of clarity, the Company is not terminating your employment for Cause under the Offer Letter.

Following the Effective Date, the Company would like you to continue to remain a Company employee in a non-executive, part-time role (i) approximately 10 hours per week as requested by the Company to support the transition of your duties to a new chief financial officer, and (ii) for such additional time as needed to attend meetings of the Company’s Board of Directors and any committees thereof scheduled for November 2022 and participate in the Company’s upcoming third quarter earnings call, in each case as requested by the Company. Such non-executive, part-time role will commence on the Effective Date and end at the close of business on December 31, 2022 (the “End Date”). Set forth below are the specific details regarding your employment offer through the End Date:

Base Salary:	$27,000 for the period of October 28, 2022 through December 31, 2022, less applicable withholdings, to be paid semi-monthly.
Benefits:	You will not be eligible to participate in the Company’s benefits plans and programs available to its other employees.
Equity Awards:	Your equity awards will continue to vest through the End Date in accordance with their existing terms.
Indemnification:	The provisions set forth opposite “Indemnification” in the Offer Letter are incorporated herein. You will continue on the Company’s D&O insurance policy until your End Date.
No Severance or Bonus:	No severance will be payable in connection with your service to the Company, or the early termination thereof, under any circumstances. In addition, you will not be eligible for a bonus.
Restrictive Covenants Agreement:	For purposes of the Restrictive Covenants Agreement, the term of your employment shall conclude on the End Date.

Please note this letter agreement is meant to confirm the terms and conditions we discussed. Your service on a part time basis will extend through the End Date, however, the Company is not obligated to use your services through the End Date.

This letter agreement, along with the Restrictive Covenants Agreement, set forth the terms of your employment with the Company from the Effective Date through the End Date and supersede any prior representations or agreements, whether written or oral, between you and any other representative of the Company, including without limitation the Offer Letter, and shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles. This letter agreement may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

[Signature page follows]

Please sign and return a copy of this letter agreement to Jeff Tarr at Jeff.Tarr@skillsoft.com to indicate your agreement herewith.

Sincerely,

/s/ Jeffrey R. Tarr
Jeffrey R. Tarr, Chief Executive Officer

ACCEPTED:

/s/ Gary W. Ferrera	10/10/2022
Gary W. Ferrera	Date

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